Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Inovio Biomedical Corporation for the registration of 3,185,119 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2006, with respect to the consolidated financial statements of lnovio Biomedical Corporation, Inovio Biomedical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inovio Biomedical Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
January 12, 2007